Exhibit 99.1

KULR HOSTING BOOTH AT 2022 EQUIP EXPO

Joined by Marco Andretti of Legendary Racing Family

SAN DIEGO / GLOBENEWSWIRE / October 10, 2022 / KULR Technology Group, Inc. (NYSE American: KULR) (the "Company" or "KULR"), a leading energy management platform accelerating the electrification of the circular economy, will host a booth at this year’s Equip Exposition (“Equip Expo”) featuring its SafeCase product along with its full, holistic suite of battery safety technology.

The KULR team will be joined at the expo by Marco Andretti, the third-generation Indy car driver from the legendary Andretti Family, on October 20th from 2 p.m. to 4 p.m. EDT. Over recent years, KULR has completed several successful projects for Andretti Autosport resulting in a strong relationship with the first family of auto racing. As such, KULR’s booth will also showcase the group’s Indy 500® car and host a raffle allowing visitors to win items signed by Marco Andretti, including four tickets to the 2023 Indianapolis 500.

Hosted from October 18 – 21, 2022, Equip Expo is tradeshow that brings together outdoor power equipment dealers, distributors, and manufacturers and more to explore innovation in their marketplace as it becomes increasingly electric. Interested parties can register for Equip Exposition here.

KULR Booth Details:

Date: Thursday, Oct. 20, 2022

Time: 2:00 p.m. – 4:00 p.m. EDT

Location: Kentucky Exposition Center, 937 Phillips Lane, Louisville, Ky.

Booth: 21098

About KULR Technology Group Inc.

KULR Technology Group Inc. (NYSE American: KULR) is a leading energy management platform offering proven solutions that play a critical role in accelerating the electrification of the circular economy. Leveraging a foundation in developing, manufacturing, and licensing next-generation carbon fiber thermal management technologies for batteries and electronic systems, KULR has evolved its holistic suite of products and services to enable its customers across disciplines to operate with efficiency and sustainability in mind. For more information, please visit https://www.kulrtechnology.com/.

Safe Harbor Statement
This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. This release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed with the Securities and Exchange Commission on March 28, 2022. Forward-looking statements include statements regarding our expectations, beliefs, intentions, or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” and “would” or similar words. All forecasts are provided by management in this release are based on information available at this time and management expects that internal projections and expectations may change over time. In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products and services. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.

Investor Relations:
Tom Colton or Matt Glover
Gateway Group
Main: (949) 574-3860
KULR@gatewayir.com

Public Relations:
Robert Collins / Zach Kadletz / Anna Rutter
Gateway Group
Main: (949) 574-3860
KULR@gatewayir.com

Brokers and Analysts:

Chesapeake Group

Main: (410) 825-3930

info@chesapeakegp.com